Exhibit 4.3

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

     This SECOND AMENDMENT, dated as of March 12, 2007 (this “Amendment”), to the Rights Agreement, dated as of February 29, 2000, as amended as of August 30, 2006 (the “Rights Agreement”) between Dollar General Corporation (the “Company”) and Registrar and Transfer Company, as rights agent (the “Rights Agent”).

R E C I T A L S

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of March 11, 2007 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Buck Holdings, L.P., a Delaware limited liability company (“Buck Holdings”), and Buck Acquisition Corp., a Tennessee corporation (“Merger Sub”); and

     WHEREAS, the Board of Directors of the Company has approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement;

     WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger (as such term is defined in the Merger Agreement), are advisable and in the best interests of the Company and its shareholders;

     WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, for as long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of such section; and

     WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

A G R E E M E N T

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have meaning assigned to such terms in the Rights Agreement.

     2. Direction to Rights Agent. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

     3. Certification of the Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that (a) he or she is an “officer” of the Company as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

     4. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:

     A. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the parties to the Agreement and Plan of Merger, dated as of March 11, 2007, among the Company, Buck Holdings, L.P., and Buck Acquisition Corp. (as it may be amended or supplemented from time to time, and including all exhibits and schedules thereto (the “Merger Agreement”) or any agreements referenced therein, as same may be amended or supplemented from time to time), nor any of their Affiliates and Associates, shall be deemed, individually or collectively, to be an Acquiring Person, a Beneficial Owner of Company Common Stock or an Affiliate or Associate of any Acquiring Person by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement) or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

     B. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“Prior to the earlier of (i) the Close of Business on the tenth anniversary hereof (February 28, 2010) (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof; or (iv) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the provisions of Section 7(e) hereof, exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restriction on exercisability set forth in Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the Office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the number of Units of Preferred Stock (or, following a Triggering Event, Company Common Stock, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.”

     C. Amendment of Section 20. The Rights Agreement is hereby further modified and amended by adding a new Section 20(k) to the end thereof to read in its entirety as follows:

“The Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.”

     D. Amendment of Section 25. The Rights Agreement is hereby further modified and amended by adding a new Section 25(c) to the end thereof to read in its entirely as follows:

“Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any notice hereunder to any holder of a Rights Certificate by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement) or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

     E. Amendment of Section 30. Section 30 of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of shares of Company Common Stock) any legal or equitable right, remedy or claim under this Agreement, by virtue of the execution and delivery the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of shares of Company Common Stock).”

     F. Addition of Section 35. The Rights Agreement is hereby further modified and amended by adding a new Section 35 to the end thereof to read in its entirety as follows:

“Section 35. Merger Agreement. Notwithstanding any other provision of this Agreement, neither the approval, execution or delivery of the Merger Agreement, or any related agreement, nor the consummation of the Merger or other related transactions contemplated by the Merger Agreement is or shall be deemed to be a

Section 11(a)(ii) Event or a Section 13 Event, nor will such performance or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Company Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.”

     G. Addition of Section 36. The Rights Agreement is hereby further modified and amended by adding a new Section 36 to the end thereof to read in its entirety as follows:

“Section 36. Termination of the Agreement. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur, this Agreement shall terminate and shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.”

5. Miscellaneous.

     A. This Amendment shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     B. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     C. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions to the maximum extent permitted by law.

     D. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     E. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

DOLLAR GENERAL CORPORATION

By: /s/ Susan Lanigan
Name: Susan Lanigan
Title: Executive Vice President, General Counsel

REGISTRAR AND TRANSFER
COMPANY
(As Rights Agent)

By: /s/ William P. Tatler
Name: William P. Tatler
Title: Vice President